EX-99.27d(1)

                                       JACKSON NATIONAL LIFE
                                           INSURANCE COMPANY   [GRAPHIC OMITTED]
                                                 OF NEW YORK
                                             A STOCK COMPANY
[2900 Westchester Avenue
Purchase, New York 105771]
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        Thank you for choosing Jackson National Life Insurance Company of
New York (the Company). If You have any questions, please contact the Company at the Service Center address and telephone number shown in
                             the Policy Data Pages.

              THIS FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
                   OFFERED BY THE COMPANY IS A LEGAL CONTRACT
                          BETWEEN YOU AND THE COMPANY.
                           READ YOUR POLICY CAREFULLY.

We agree to pay to the Beneficiary the Death Benefit Proceeds, as described in the Death Benefit Provisions, and any other Policy benefits payable due to the Insured's death if the Insured dies while this Policy is in force. This agreement is subject to the terms of this Policy.

THE AMOUNT AND DURATION OF THE DEATH BENEFIT PROCEEDS AND POLICY VALUE IN THE SEPARATE ACCOUNT(S) ARE NOT GUARANTEED AND MAY INCREASE OR DECREASE BASED UPON THE INVESTMENT EXPERIENCE OF THE INVESTMENT DIVISIONS. THE DEATH BENEFIT PROCEEDS IS DETERMINED AS DESCRIBED IN THE DEATH BENEFIT PROVISION OF THE POLICY.

THE POLICY VALUES MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE EXPERIENCE OF THE SEPARATE ACCOUNT.

THE POLICY'S FIXED ACCOUNT VALUE IN THE GENERAL ACCOUNT WILL EARN INTEREST DAILY AT AN ANNUAL EFFECTIVE RATE EQUAL TO THE FIXED ACCOUNT MINIMUM INTEREST RATE. INTEREST IN EXCESS OF THE FIXED ACCOUNT MINIMUM INTEREST RATE MAY BE APPLIED IN THE CALCULATION OF THE FIXED ACCOUNT VALUE AT SUCH RATES AS THE COMPANY MAY DETERMINE.

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                             RIGHT TO EXAMINE POLICY

YOU MAY RETURN THIS POLICY TO THE SELLING PRODUCER OR JACKSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK WITHIN 10 DAYS AFTER YOU RECEIVE IT. IF THIS POLICY WAS PURCHASED AS A REPLACEMENT, YOU MAY RETURN THIS POLICY TO THE SELLING PRODUCER OR THE COMPANY WITHIN 60 DAYS AFTER YOU RECEIVE IT. UPON RECEIPT OF THIS POLICY, THE COMPANY WILL REFUND THE FULL PREMIUM PAID LESS ANY INDEBTEDNESS AND/OR SURRENDERS. UPON SUCH REFUND, THIS POLICY SHALL BE VOID.

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

FLEXIBLE PREMIUM VARIABLE                       THIS CONTRACT IS SIGNED AT THE HOME OFFICE
LIFE INSURANCE POLICY. FLEXIBLE                 OF JACKSON NATIONAL LIFE INSURANCE
PREMIUM PAYABLE TO ATTAINED                     COMPANY OF NEW YORK
AGE 100 DURING LIFETIME OF INSURED.
DEATH BENEFIT PERIOD OF COVERAGE                /s/ Clark P. Manning
NOT GUARANTEED.
NONPARTICIPATING.                               PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                                /s/ Thomas J. Meyer

                                                SECRETARY


VUL1802NY


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                                TABLE OF CONTENTS

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                                                                                                   PAGE

Policy Data Pages                                                                                    3a

Definitions                                                                                           4

General Provisions                                                                                    8

Ownership and Beneficiary Provisions                                                                 15

Premium Provisions                                                                                   16

Policy Value Provisions                                                                              17

Policy Loan Provisions                                                                               20

Surrender Provisions (Withdrawal Provisions)                                                         22

Transfer Provisions                                                                                  24

Death Benefit Provisions                                                                             26

Optional  Additional Death Benefit Coverage                                                          29


VUL1802NY                                        2

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                                POLICY DATA PAGE

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      Policy Number:                                        [VUL1802NY]

      Insured:                                              [John Doe]

      Insured's Age/Gender:                                 [45] [Male]

      Risk Classification:                                  [Preferred Non-Tobacco]

      Death Benefit Option:                                 [Option A]

      Initial Specified Death Benefit:                      [$350,000.00]

      [Initial Target Death Benefit:                        $750,000.00]

      Minimum Monthly Premium:                              [$1,000.00]

      Premium Frequency:                                    [Annual]

      Planned Premium:                                      [$3,500.00]

      Initial Premium Received:                             [$3,500.00]

      Guideline Single Premium:                             [$10,000.00]

      Guideline Level Premium:                              [$4,000.00]

      Issue Date:                                           [January 2, 2003]

      Policy Date:                                          [January 2, 2003]

      Issue State:                                          New York

      Owner:                                                [John Doe]

      Joint Owner:                                          [N/A]

      Beneficiary(ies)                                      [Jane Doe] [Johnny
                                                            Doe Jr.]



VUL1802NY                                        3a

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                            POLICY DATA PAGE (CONT'D)

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                    SCHEDULE OF RIDERS / ADDITIONAL BENEFITS

RIDER / ADDITIONAL                             BENEFIT                  EXPIRY                  INITIAL MONTHLY
BENEFIT                                        AMOUNT                    DATE                       CHARGE
Terminal Illness Benefit Rider               (See Rider)                 None                      No Charge
    (John Doe)













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               Jackson National Life Insurance Company of New York

                            [2900 Westchester Avenue

                            Purchase, New York 10577

                                  888/464-7779]




VUL1802NY                                        3b

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                            POLICY DATA PAGE (CONT'D)

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MAXIMUM POLICY CHARGES

Sales Charge*              6.0% of each Premium received.

Tax Charges*               2.0% of each Premium received for state and local taxes.

                           1.5% of each Premium received for federal income tax treatment of deferred acquisition costs for this Policy.

Monthly Policy Fee*        $15.00 per month for the first 3 Policy Years, and $7.50 per month thereafter.

Mortality and Expense      This charge is deducted from the Separate Account Policy
Charge*                    Value on a daily basis and will  not exceed 1.0% annually in any Policy
                           Year.

Monthly Cost of            See Cost Of Insurance Rates Section.
Insurance Rate*

Monthly Administrative     $.07 per $1,000 of Specified Death Benefit per month for Policy Years 1-10;
Charge*                    $.01 per $1,000 of Specified Death Benefit per month for Policy Years 11+.

Transfer Transfer Charge: A charge of $25.00 is charged for each transfer in excess of 15 in any Policy Year. Any
                           Transfer Charge is deducted from the amount transferred prior to the allocation to the new Policy
                           Option. Transfer Charges will not be applied to transfers on the Allocation Date or transfers due to systematic investment programs provided by the Company, and such transfers will not be counted toward the maximum number of annual transfers subject to the Transfer Charge.

                           Maximum Fixed Account Transfer: Greater of $1,000
                           (or Your Fixed Account Value, if less), the amount transferred out of the Fixed Account in the previous
                           Policy Year, or 25% of Your Fixed Account Value.

Surrender                  Surrender Charge: See Table of Surrender Charges.
                           Partial Surrender Fee: Not to exceed $25.00.


*Charges are subject to adjustments on an annual basis, but will not exceed the maximums shown above.

VUL1802NY                                        3c

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                            POLICY DATA PAGE (CONT'D)

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Illustration Charge             A charge of up to $25.00 may be charged for each in-force  illustration in excess of one each Policy Year.

Re-Underwriting Charge          A charge of up to $25.00 may be charged each time the Policy is re-underwritten.


NOTE: IT IS POSSIBLE THAT THE COVERAGE WILL LAPSE IF THE CASH SURRENDER VALUE IS
INSUFFICIENT TO PAY THE POLICY CHARGES ASSESSED ON ANY GIVEN DATE. THE POLICY
VALUE MAY BE BASED IN PART ON THE SEPARATE ACCOUNT POLICY VALUE. IT IS POSSIBLE
THAT THE POLICY WILL NOT STAY IN FORCE TO AGE 100 EVEN IF PLANNED PREMIUMS ARE
PAID DUE TO CHANGES IN CURRENT INTEREST RATE CREDITED, INVESTMENT PERFORMANCE OF
THE SEPARATE ACCOUNT, CHANGES IN THE CURRENT POLICY CHARGES, LOANS AND PARTIAL
SURRENDER ACTIVITY OR CHANGES IN DEATH BENEFIT OPTIONS. IF THE POLICY DOES NOT
REMAIN IN FORCE, THERE WILL BE NO DEATH BENEFIT OR CASH SURRENDER VALUE, SUBJECT
TO THE TERMS OF THE POLICY.

IF THE POLICY ENTERS THE GRACE PERIOD, AN ADDITIONAL LUMP SUM PAYMENT MAY BE
REQUIRED TO KEEP THE POLICY IN FORCE AT THE END OF THE GRACE PERIOD. THE OWNER
MAY CONTACT THE COMPANY FOR ADDITIONAL INFORMATION.

INTEREST IN EXCESS OF THE FIXED ACCOUNT MINIMUM INTEREST RATE AND CURRENT POLICY
CHARGES ARE NOT GUARANTEED AND MAY BE CHANGED BY THE COMPANY. CHANGES IN THESE
FACTORS MAY REQUIRE MORE PREMIUM BE PAID OR MAY RESULT IN POLICY VALUES LESS
THAN THOSE ILLUSTRATED.


VUL1802NY                                        3d

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                            POLICY DATA PAGE (CONT'D)

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POLICY MINIMUMS:

Surrenders                                 Minimum Partial Surrender Amount: $500.00

Premium                                    Minimum Premium Amount: $25.00

Specified Death Benefit                    Minimum Specified Death Benefit: $100,000.00
                                           Minimum Specified Death Benefit Increase or Decrease: $10,000.00

Fixed Account Minimum Interest Rate        3.00%

Dollar Cost Averaging Minimum Source       $5,000.00
Account Value

Dollar Cost Averaging Minimum Transfer     $100.00
Amount

POLICY LOANS:

Maximum                                    Loan Amount 90% of the (Policy Value
                                           minus Surrender Charge) minus
                                           Indebtedness in effect on the date We
                                           grant the loan.

Minimum Loan Amount                        $500.00

Minimum Loan Repayment                     $25.00

Loan Interest Rates Charged                Standard Loans: 4.00%
                                           Preferred Loans: 3.00%

Interest Rate Credited to Policy Value     3.00%
That Is Held as Loan Collateral

POLICY OPTIONS:

The Company may limit the number of Policy Options to which the Policy Value can be allocated at any one time.

FIXED ACCOUNT                              Earns a declared interest
                                           rate as described in the Fixed
                                           Account provision, not to be less
                                           than the Fixed Account Minimum
                                           Interest Rate shown above.

INVESTMENT DIVISIONS                       Investment Divisions as
                                           indicated on the application or any
                                           application supplement.

                                           The Company may periodically add or
                                           delete Investment Divisions.

SEPARATE ACCOUNT:                          Jackson National Life of New York Separate Account IV


VUL1802NY                                        3e

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                            POLICY DATA PAGE (CONT'D)

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                           TABLE OF SURRENDER CHARGES

                  PER $1,000 OF INITIAL SPECIFIED DEATH BENEFIT

                       YEAR                     SURRENDER CHARGE
             --------------------------- ------------------------------

                         1                          [$15.88
                         2                           $14.12
                         3                           $12.35
                         4                           $10.59
                         5                            $8.82
                         6                            $7.06
                         7                            $5.29
                         8                            $3.53
                         9                            $1.76
                         10+                         $0.00]





If You increase Your Specified Death Benefit, additional Surrender Charges will apply based on the amount of the increase in the Specified Death Benefit and the Attained Age and risk classification of the Insured. We will provide You with a new Table of Surrender Charges to supplement this one.

UPON PARTIAL SURRENDER, A PRO-RATA SURRENDER CHARGE MAY BE ASSESSED. AFTER A
DEDUCTION OF THE PARTIAL SURRENDER FEE, THE PRO-RATA SURRENDER CHARGE IS
CALCULATED AS A PERCENTAGE OF THE ADJUSTED SURRENDER CHARGE. THE ADJUSTED
SURRENDER CHARGE IS EQUAL TO THE TOTAL SURRENDER CHARGE, AS CALCULATED USING THE
ABOVE TABLE OF SURRENDER CHARGES AND ANY APPLICABLE TABLE OF SURRENDER CHARGES
FOR AN INCREASE IN SPECIFIED DEATH BENEFIT, LESS SURRENDER CHARGES APPLIED ON
ALL PRIOR PARTIAL SURRENDERS.


VUL1802NY                                        3f

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                            POLICY DATA PAGE (CONT'D)

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           TABLE OF GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1,000 OF NET AMOUNT AT RISK

                      ATTAINED              MONTHLY                 ATTAINED                     MONTHLY
                        AGE                  RATE                     AGE                         RATE
                 ------------------- ------------------ ------- ------------------ --------------------------
                        [45                 $.27709                    73                        $4.04199
                         46                 $.29966                    74                        $4.52073
                         47                 $.32391                    75                        $5.03724
                         48                 $.34984                    76                        $5.59039
                         49                 $.37912                    77                        $6.17549
                         50                 $.41009                    78                        $6.78686
                         51                 $.44693                    79                        $7.44038
                         52                 $.48965                    80                        $8.16249
                         53                 $.53742                    81                        $8.97320
                         54                 $.59276                    82                        $9.89813
                         55                 $.65401                    83                       $10.95204
                         56                 $.72203                    84                       $12.11846
                         57                 $.79429                    85                       $13.37460
                         58                 $.87251                    86                       $14.69860
                         59                 $.96090                    87                       $16.08129
                         60                $1.05949                    88                       $17.49682
                         61                $1.16916                    89                       $18.96601
                         62                $1.29417                    90                       $20.51212
                         63                $1.43714                    91                       $22.16549
                         64                $1.59899                    92                       $23.98724
                         65                $1.77812                    93                       $26.06643
                         66                $1.97123                    94                       $28.78427
                         67                $2.18097                    95                       $32.81758
                         68                $2.40660                    96                       $39.64294
                         69                $2.65338                    97                       $53.06605
                         70                $2.93268                    98                       $83.33333
                         71                $3.30181                    99                      $83.33333]
                         72                $3.61779







The factors shown in the above table are based on the 1980 Commissioners
Standard Ordinary Age Nearest Birthday Mortality Table, Male or Female.


VUL1802NY                                        3g

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                            POLICY DATA PAGE (CONT'D)

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                   TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES

       ATTAINED               PERCENTAGE                   ATTAINED             PERCENTAGE
         AGE                                                 AGE
----------------------- ----------------------- ---- --------------------- ----------------------
     0 through 40               250%                          60                   130%
          41                    243%                          61                   128%
          42                    236%                          62                   126%
          43                    229%                          63                   124%
          44                    222%                          64                   122%
          45                    215%                          65                   120%
          46                    209%                          66                   119%
          47                    203%                          67                   118%
          48                    197%                          68                   117%
          49                    191%                          69                   116%
          50                    185%                          70                   115%
          51                    178%                          71                   113%
          52                    171%                          72                   111%
          53                    164%                          73                   109%
          54                    157%                          74                   107%
          55                    150%                    75 through 90              105%
          56                    146%                          91                   104%
          57                    142%                          92                   103%
          58                    138%                          93                   102%
          59                    134%                          94                   101%
                                                              95+                  100%


The Minimum Death Benefit percentages comply with Section 7702 of the Internal
Revenue Code (as amended).


VUL1802NY                                        3h

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                            POLICY DATA PAGE (CONT'D)

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"S&P(R)" is a trademark of the McGraw Hill Companies, Inc. and has been licensed for use by the Company. This Policy is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of purchasing this Policy.

This Policy is not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the Owners of this Policy or any member of the public regarding the advisability of purchasing this Policy. Dow Jones' only relationship to Jackson National Life Insurance Company of New York (JNL/NY) is the licensing of certain copyrights, trademarks, servicemarks and service names of Dow Jones. Dow Jones has no obligation to take the needs of JNL/NY or the Owners of this Policy into consideration in determining, composing or calculating the Dow Jones Industrial AverageSM. Dow
Jones is not responsible for and has not participated in the determination of the terms and conditions of this Policy to be issued, including the pricing or the amount payable under the Policy. Dow Jones has no obligation or liability in connection with the administration or marketing of this Policy.

Dow Jones does not guarantee the accuracy and/or the completeness of the Dow
Jones Industrial AverageSM or any data included therein and Dow Jones shall have no liability for any errors, omissions, or interruptions therein. Dow Jones makes no warranty, express or implied, as to results to be obtained by JNL/NY, owners of this POLICY, or any other person or entity from the use of the Dow
Jones INDUSTRIAL averageSM or any data included therein. Dow Jones makes no express or implied warranties, and expressly disclaims all warranties, of merchantability or fitness for a particular purpose or use with respect to the dow jones industrial averageSM or any data included therein. Without limiting any of the foregoing, in no event shall Dow Jones have any liability for any lost profits or indirect, punitive, special or consequential damages (including lost profits), Even if notified of the possibility of such damages. There are no THIRD party beneficiaries of any agreements or arrangements between Dow Jones and jnl/NY.


VUL1802NY                                        3i

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                            POLICY DATA PAGE (CONT'D)

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                 SCHEDULE OF TARGET DEATH BENEFITS FOR OPTIONAL ADDITIONAL DEATH BENEFIT COVERAGE

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          POLICY                    TARGET DEATH                      POLICY                       TARGET DEATH
           YEAR                       BENEFIT                          YEAR                           BENEFIT
--------------------------- ---- ------------------------- --- ------------------------- ---- ------------------------


                           [THIS OPTION NOT ELECTED]














VUL1802NY                                        3j

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                                   DEFINITIONS

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The following are key words used in this Policy. They are important in describing both Your rights and Ours. When they are used, they are capitalized. As You read Your Policy, refer back to these definitions.

ACCUMULATION UNIT. A unit of measure used to calculate the value in an Investment Division.

ALLOCATION DATE. The date on which funds are initially allocated to the Investment Division(s) specified by Your most recent instructions received by Us. The Allocation Date will be the Business Day on or following the fifth day following the end of the Policy's free-look period as described in the Right to Examine Policy provision.

ATTAINED AGE. The Insured's nearest age on the Policy Date plus the number of Policy Years since the Policy Date.

BASE DEATH BENEFIT. The Initial Specified Death Benefit shown in the Policy Data Pages less reductions due to partial surrenders, increased or decreased due to Owner initiated changes in the Specified Death Benefit or Death Benefit Option and adjusted in accordance with the Death Benefit Option elected, or the Minimum Death Benefit, if greater.

BENEFICIARY(IES). The person(s) or entity(ies) designated to receive the Death Benefit Proceeds upon the death of the Insured.

BUSINESS DAY. Each day when the New York Stock Exchange is open for business. The Business Day ends when the New York Stock Exchange closes, usually 4:00 p.m. Eastern time.

CASH SURRENDER VALUE. The Policy Value less any Surrender Charge and less any Indebtedness. A detailed statement of the method of computation of Cash Surrender Values and other nonforfeiture benefits is on file with the State of New York Superintendent of Insurance.

DEATH BENEFIT PROCEEDS. The amount We will pay to the Beneficiary(ies) on the death of the Insured while this Policy is in force.

DUE PROOF OF DEATH. An original certified copy of an official death certificate, an original certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof of death satisfactory to the Company.

ENDORSEMENT. An attachment that modifies a provision of this Policy. When an Endorsement is attached to the Policy it is a part of the Policy and is subject to all the terms of the Policy unless We state otherwise in the Endorsement.


VUL1802NY                                        4

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                              DEFINITIONS (CONT'D)

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FIXED ACCOUNT. A Policy Option that earns an annually declared rate of interest.
Allocations made to the Fixed Account are part of the General Account of the Company.

FIXED ACCOUNT VALUE. The Fixed Account Value is: (1) the Net Premium and any subsequent amounts allocated to the Fixed Account; less (2) any amounts canceled or surrendered for transfers, charges, fees, or surrenders; plus (3) any interest credited.

GENERAL ACCOUNT. An account maintained by the Company for all assets not allocated to a Separate Account or other segregated account.

GUIDELINE SINGLE PREMIUM/GUIDELINE LEVEL PREMIUM. Premium limits established by the Internal Revenue Code for this Policy to qualify as life insurance under the Internal Revenue Code, as amended.

INDEBTEDNESS. The total of any unpaid loan amounts and any unpaid loan interest.

INSURED. The person whose life is covered by this Policy.

INVESTMENT DIVISION(S). A Policy Option within the Separate Account. Values in the Investment Divisions will go up or down depending on the performance of the underlying Portfolios.

ISSUE DATE. The date as shown in the Policy Data Pages which begins the contestable and suicide periods.

JOINT OWNER. If there is more than one Owner, each Owner shall be a Joint Owner of the Policy. Joint Owners have equal ownership rights and each must authorize any exercise of those ownership rights.

LOAN ACCOUNT. An account that is part of the General Account in which funds from Your Investment Divisions and the Fixed Account are placed as security for Your loan.

LOAN ACCOUNT VALUE. The amount set aside in the Loan Account to secure any Indebtedness and interest credited thereon.

MINIMUM DEATH BENEFIT. The Policy Value multiplied by the Minimum Death Benefit percentages as shown in the Policy Data Pages.

MINIMUM MONTHLY PREMIUM. The amount of Premium required each month during the first three Policy Years to prevent the Policy from entering the grace period, as long as the Net Policy Value is greater than zero.

MONTHLY ANNIVERSARY. The same date as the Policy Date for each succeeding month.


VUL1802NY                                        5

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                              DEFINITIONS (CONT'D)

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MONTHLY  DEDUCTION.  The total deducted from the Policy Value on the Policy Date and each Monthly Anniversary. This amount is determined as specified under the Monthly Deduction provision.

NET PREMIUM. All Premium paid, less the Sales Charge and Tax Charges.

NET POLICY VALUE. The Policy Value less any Indebtedness.

OWNER ("YOU," "YOUR"). The person or entity shown in the Policy Data Pages who is entitled to exercise all rights and privileges under this Policy. If Joint Owners are named, all references to Owner shall mean Joint Owners.

PLANNED PREMIUM. The amount of Premium that the Owner plans on paying into the Policy as specified in the Policy Data Pages.

POLICY. This flexible premium variable life insurance policy between You and Us.

POLICY ANNIVERSARY. An annual anniversary of the Policy Date.

POLICY DATE. The date Your coverage under this Policy begins.

POLICY OPTION. The Fixed Account or an Investment Division offered by Us under this Policy. (Each Policy Option is more fully explained in the Accumulation Provisions.)

POLICY VALUE. The sum of the Separate Account Policy Value, the Fixed Account Value, and the Loan Account Value.

POLICY YEAR. The twelve-month period immediately following the Policy Date or any Policy Anniversary.

PORTFOLIO(S). A portfolio of a mutual fund in which the Investment Division invests.

PREMIUM. Consideration received for insurance coverage under this Policy.

RIDER. A form which provides additional benefits. When a Rider is attached to the Policy it is a part of the Policy and is subject to all the terms of the Policy unless We state otherwise in the Rider.

SEPARATE ACCOUNT. A segregated asset account established and maintained by the Company in which a portion of Our assets has been allocated for this and certain other policies. It is shown in the Policy Data Pages.

SEPARATE ACCOUNT POLICY VALUE. The current value of the amounts allocated to the Investment Divisions within the Separate Account of the Policy.

VUL1802NY                                         6

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                              DEFINITIONS (CONT'D)

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SERVICE CENTER.  The Company's  address and telephone number as specified in the
Policy Data Pages or as may be designated by Us from time to time.

SOURCE ACCOUNT. The Investment Division(s) or Fixed Account made available by the Company and selected by the Owner from which amounts will be transferred to a Target Account(s) pursuant to one of the Company's systematic investment programs or from which Monthly Deductions will be assessed in accordance with the Owner's instructions.

SPECIFIED DEATH BENEFIT. Initial death benefit amount chosen for base coverage by the Owner and reflected in the Policy Data Pages, less any reductions due to partial surrenders, and increased or decreased due to Owner initiated changes in Specified Death Benefit or Death Benefit Options.

SURRENDER CHARGE. A charge assessed if the Policy is surrendered or partially surrendered.

TARGET ACCOUNT(S). The Investment Division(s) or Fixed Account made available by the Company and selected by the Owner to which amounts will be transferred from a Source Account pursuant to one of the Company's systematic investment programs.

TOTAL PARTIAL SURRENDER AMOUNT. The partial surrender amount payable to the Owner plus the Partial Surrender Fee plus any applicable Surrender Charge.

WE, US, OUR, THE COMPANY. Jackson National Life Insurance Company of New York.

WRITTEN REQUEST. Information or instructions given to Us in writing in a form satisfactory to Us that includes all required signatures. A Written Request takes effect when We accept it and it is recorded at Our Service Center.

VUL1802NY                                         7

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                               GENERAL PROVISIONS

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ASSIGNMENT. The Owner may assign this Policy while it is in force subject to the interest of any assignee or irrevocable Beneficiary. We will not be bound by any assignment unless it is in writing and has been received at the Company's
Service Center. An assignment will take effect when received by the Company. We are not responsible for any payment made before an assignment is received. We assume no responsibility for the validity or tax consequences of any assignment. If You make an assignment, You may have to pay income tax. You are encouraged to seek legal and/or tax advice.

BASIS OF VALUE. Values and reserves are determined in accordance with procedures that recognize the variable nature of the values attributable to the Separate Account. The method of calculating these values is consistent with the regulations of the State of New York.

CHANGES IN POLICY CHARGE FACTORS. Changes in Policy charge factors (interest rates We credit on the Fixed Account Value, Policy charges) will be determined by class and on future expectations for such elements as investments earnings, mortality, persistency, expenses, and taxes. Any changes in Policy charge factors will be determined in accordance with procedures and standards on file with the State of New York Superintendent of Insurance.

CHARGES AND FEES. The Company may assess charges or fees under the Policy. Please see the Policy Data Page for more information as to charges or fees.

COMPLIANCE WITH THE INTERNAL REVENUE CODE. This Policy is intended to qualify as a life insurance contract under Section 7702 of the Internal Revenue Code, as amended. The death benefit provided under the Policy (as adjusted by any Rider, if applicable) is intended to qualify for the Federal income tax exclusion. To that end, the provisions of this Policy are to be interpreted to ensure or maintain such tax qualification, despite any other provisions to the contrary. We reserve the right to limit or refuse changes to the Policy or Rider that would violate this section of the Internal Revenue Code.

At no time shall the amount of the death benefit under the Policy (as adjusted by any Rider, if applicable) ever be less than the amount necessary to ensure or maintain such tax qualification. To the extent that the death benefit as of any time is increased by the provisions of this Policy or Rider, appropriate adjustments may be made in any cost of insurance, Policy values or supplemental benefits as of that time, retroactively or otherwise, that are consistent with such an increase. Such adjustments may result in a reduction in the Policy values, and may be made by reducing any death benefits payable.

If the Premiums paid under the Policy during any Policy Year exceed the amount allowable for such qualification, such excess Premium shall be removed from the Policy as of the Policy Anniversary, and any appropriate adjustment in the death benefit shall be made as of such date. This excess Premium shall be refunded with interest to the Owner no later than 60 days after the Policy Anniversary, as determined under Federal tax law to maintain the Policy's qualification as life insurance under the Internal Revenue Code.


VUL1802NY                                         8

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                           GENERAL PROVISIONS (CONT'D)

--------------------------------------------------------------------------------

Prior to being refunded, any such excess amount and interest shall be applied to repay any outstanding loan balance under the Policy, to the extent that such excess amount was originally paid for by a loan under the Policy.

We reserve the right to amend the Policy or Rider to reflect any clarifications that may be needed or are appropriate to maintain such tax qualification requirements. We will send You a copy of any such amendment. If You refuse such an amendment, it must be by giving Us written notice, and Your refusal may result in adverse tax consequences.

CONFORMITY WITH STATE LAWS. This Policy will be governed by the law of the State of New York. Any provision that is in conflict with New York law is amended to conform to the minimum requirements of such law.

CONTESTABILITY. All statements made in the application will be deemed representations and not warranties. No statement will void this Policy or be used as a defense to a claim unless it is contained in the written application. This Policy may not be contested after it has been in force during the lifetime of the Insured for two years from the Issue Date or reinstatement date, as applicable, except for nonpayment of any required Premium.

Any increase in Specified Death Benefit may not be contested after it has been in force during the lifetime of the Insured for two years. Any change in risk classification or Death Benefit Option change that requires evidence of insurability may not be contested after the change has been in force during the lifetime of the Insured for two years.

If the Insured dies during the Contestable Period, the Company may review the information submitted with the original application, amendments to the application, reinstatement application, or application for increase in Specified Death Benefit, change in risk classification, or any change to a Death Benefit Option that requires evidence of insurability.

A Policy may be contested only with respect to material misrepresentations made in the application for issue or reinstatement. An increase in the Specified Death Benefit, change in risk classification, or change to a Death Benefit Option that requires evidence of insurability, may be contested only with respect to material misrepresentations made in the application for such increase or change.

As part of the contestable review, We may require the Beneficiary(ies) to sign authorizations necessary for release of medical and other information relating to the Insured.

CONTINUATION OF COVERAGE AT INSURED'S ATTAINED AGE OF 100. If the Cash Surrender Value is greater than zero at the Insured's Attained Age of 100, the Policy will remain in force subject to the grace period provisions of this Policy and the following conditions will apply:

1. All death benefits are converted from Death Benefit Options B and C to Death Benefit Option A, if applicable.
2.   No further increases in the Specified Death Benefit will be permitted.
3.   No further Premium payments may be made.


VUL1802NY                                        9

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)

--------------------------------------------------------------------------------

4.   No further Monthly Deductions will be assessed against the Policy Value.
5. Partial surrenders and Policy loans will still be allowed to the extent there is sufficient value in the Policy, and Policy loan repayments will be allowed.
6. Funds in the Investment Divisions will be transferred to the Fixed Account. Interest will continue to be credited to the Fixed Account.
7.   Any systematic investment programs are terminated.
8. Interest on any Policy loan will continue to accrue and be added to the loan.

This provision will not continue any Rider attached to the Policy beyond the date for its termination, as provided in the Rider.

THE INSURED'S REACHING THE ATTAINED AGE OF 100 MAY HAVE TAX CONSEQUENCES TO THE OWNER. WE BELIEVE THAT THE POLICY WILL CONTINUE TO QUALIFY AS A "LIFE INSURANCE CONTRACT" UNDER THE INTERNAL REVENUE CODE. HOWEVER, THERE IS SOME UNCERTAINTY REGARDING THIS TREATMENT. IT IS POSSIBLE, THEREFORE, THAT YOU WOULD BE VIEWED AS CONSTRUCTIVELY RECEIVING THE CASH SURRENDER VALUE (INCLUDING ANY INDEBTEDNESS) IN THE YEAR IN WHICH THE INSURED ATTAINS AGE 100 AND WOULD REALIZE TAXABLE INCOME AT THAT TIME IN AN AMOUNT EQUAL TO THE POLICY VALUE LESS PREMIUMS REDUCED BY AMOUNTS PREVIOUSLY RECEIVED UNDER THE POLICY THAT WERE EXCLUDABLE FROM YOUR INCOME, EVEN IF THE DEATH BENEFIT PROCEEDS ARE NOT DISTRIBUTED AT THAT TIME. IT IS RECOMMENDED THAT THE OWNER CONSULT A QUALIFIED TAX PROFESSIONAL BEFORE THIS EVENT OCCURS.

CONTINUATION OF INSURANCE. The insurance coverage under this Policy, and any benefits provided by Rider, will continue in force so long as the Cash Surrender Value is sufficient to cover the Monthly Deduction amount subject to the grace period provision.

DEFERMENT OF PAYMENTS. We may defer making payments to You from the Fixed Account for up to six months, subject to applicable state law. Interest, subject to state requirements, will be credited during this deferral period, unless the interest payment is made within 10 Business Days from receipt of the request, or if the interest payment would be less than $25.

ENTIRE CONTRACT. The Policy, the attached application, supplemental applications, and any applicable Riders, Endorsements and amendments together make up the entire contract between You and the Company.

EXCHANGE TO GENERAL ACCOUNT PRODUCT. You may exchange this Policy for a general account life insurance policy under certain situations. The new policy will be issued on the life of the Insured without evidence of insurability for the same amount of insurance as the initial Specified Death Benefit of this Policy. The new policy will be issued on the general account life insurance policy form that is the most comparable in features and design to this Policy. The new policy will have the same issue date and issue age as this Policy, and will be issued at the risk classification of the new policy that is most comparable to that of the Insured under this Policy. Any incidental insurance benefits that are included in this Policy will be included in the new policy, if available under that policy. An equitable premium or policy value adjustment will be made, taking into account the premiums and policy values of this Policy and the new policy. A statement of the method of computing such adjustment shall be filed with the New York Insurance Department.

VUL1802NY                                        10

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)

--------------------------------------------------------------------------------

The above described exchange privilege may be exercised under either of the following situations:

(a) At any time during the first 18 Policy months from the Issue Date; or

(b) at any time there is a material change in the investment policy of the Separate Account and the Owner objects to such change. The Company will send the Owner the options available. The exchange must be requested within 60 days of the effective date of the change or the receipt of the notice of the options available, whichever is later.

The suicide and contestable periods under the new policy will run from the Issue Date of this Policy.

GRACE PERIOD. If the Cash Surrender Value on any Monthly Anniversary is insufficient to pay the Monthly Deduction, this Policy will enter a 61-day grace period. However, if within the first three Policy Years the actual Premium received minus any Total Partial Surrender Amounts is greater than the sum of the Minimum Monthly Premium payable to date, the Policy will not enter the grace period as long as the Net Policy Value is greater than zero.

Written notice of the Premium required to continue this Policy in force will be mailed to You at Your last known address or any assignee of record at the beginning of the grace period. The amount required to continue the Policy in force will not exceed the amount needed to keep the Policy in force for more than three months from the beginning of the grace period. If the Premium required is not paid within the grace period, all coverage under this Policy will end without value at the end of the 61-day period.

If the Insured dies during the grace period, the Base Death Benefit will equal the Base Death Benefit in effect immediately prior to such period. We will deduct any overdue Monthly Deductions from the Base Death Benefit.

ILLUSTRATIONS. Upon Written Request, We will provide an illustration projecting future benefits under this Policy. A fee may be charged as shown in the Policy Data Pages.

MISSTATEMENT OF AGE OR GENDER. If the age and/or gender of the Insured is incorrectly stated on the application and the error is discovered before a claim is made, We will recalculate all values relevant to the Policy from the Policy Date assuming the correct information. If the recalculated Policy Value indicates that the Policy would have lapsed, payment of a Premium sufficient to make the Policy Value positive will be required.

If a claim is in process when the error is discovered, the Death Benefit Proceeds will be adjusted to be that which the most recent Cost of Insurance deduction would have purchased for the correct age and/or gender.

MODIFICATION OF POLICY. Any change or waiver of the provisions of this Policy must be in writing and signed by the president, a vice president, the secretary, or assistant secretary of the Company. No broker or producer has authority to change or waive any provision of this Policy.

NONPARTICIPATING. This Policy does not pay dividends nor does it share in the surplus or revenue of the Company.

VUL1802NY                                        11

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)

--------------------------------------------------------------------------------

PROOF OF AGE, GENDER OR SURVIVAL. The Company may require satisfactory proof of the correct age or gender, as applicable, of the Insured at any time. If any payment under this Policy is contingent upon the Owner or Beneficiary being alive, the Company may require satisfactory proof of such survival.

REBALANCING. The Owner may elect, on a form provided by the Company, to have his/her Policy Value reallocated among Investment Divisions and the Fixed Account in designated percentages on a periodic basis (monthly, quarterly, semi-annual or annual basis, or at such other time interval as approved by the Company). There is no processing fee for this service.

REDUCED PAID-UP INSURANCE. If You elect not to pay any further Premium payments, You may elect to purchase reduced paid-up insurance. Under this option, the death benefit is determined by applying the Policy Value as a net single premium at the Insured's Attained Age, gender and risk classification. Reduced paid-up insurance has a policy value based on interest credited at the Fixed Account Minimum Interest Rate, and monthly Cost of Insurance deductions based on the death benefit under this option and the Commissioners 1980 Standard Ordinary Age Nearest Birthday Mortality Table, male or female.

Partial surrenders reduce the death benefit and policy value under this option.

REINSTATEMENT. If this Policy lapses for any reason other than a full surrender, it may be reinstated within five years of the date the Policy lapsed, subject to the following:

1.   Your Written Request for reinstatement is received at Our Service Center;
2. You provide Us with satisfactory evidence of the Insured's insurability at the same risk classification as at the time the Policy was issued; and
3. You provide payment of Premium sufficient to cover the past due Monthly Deductions plus the Sales Charge and Tax Charges during the grace period, plus an additional amount determined by the Company to facilitate continued coverage for three months from receipt of the Premium.

The effective date of reinstatement will be the next Business Day following the date the required Premium is received and the application for reinstatement is approved by Us.

The Surrender Charges in effect upon reinstatement will be those Surrender Charges that existed on the date the Policy lapsed. The Sales Charge, Tax Charges, Monthly Policy Fee, Monthly Administrative Charge, and Mortality and Expense Charges will be reinstated at the duration in effect when the Policy lapsed. Upon reinstatement, the suicide provision of this Policy does not begin anew.

The Death Benefit of the reinstated Policy cannot exceed the Death Benefit at the time of lapse.

The Policy Value at the time of reinstatement will equal:
1.   The Policy Value at the time of lapse less any Indebtedness; plus
2. Any additional amounts paid into the Policy that are not considered payment of past due charges.

VUL1802NY                                        12

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                           GENERAL PROVISIONS (CONT'D)

--------------------------------------------------------------------------------

The Policy Value on the reinstatement date will be allocated to the Investment Divisions and the Fixed Account according to Your most recent Premium allocation instructions, using Accumulated Unit Values at the time of reinstatement.

REPORTS. The Company will send You a report about Your Policy at least once a year. This report will show You the current status of the Policy Value. It will also show any charges (as specified on the Policy Data Page) applied since the last report, interest credited, Total Partial Surrender Amounts taken, the current Death Benefit Proceeds at the end of the current report period, and any other information required by New York law. The report(s) shall be addressed to the last address of the Owner known to the Company.

SUBSTITUTION OF INVESTMENT DIVISIONS. We may substitute another underlying Portfolio without Your consent. Substitution would occur if We determine that the use of such underlying investment is no longer possible or We determine it is no longer appropriate for the purposes of the Policy. No substitution will be made without notice to You and without the prior approval of the Securities and Exchange Commission and the New York Insurance Department. Should a substitution, addition, or deletion occur, You will be allowed to select from the then current Investment Divisions and substitution may be made with respect to both existing Policy Value in that Investment Division and the allocation of future Premiums.

SUICIDE. If the Insured dies by suicide within 2 years from the Issue Date, We will not pay the Death Benefit. We will return an amount equal to the Premiums paid less any Indebtedness and any Total Partial Surrender Amounts.

If the Insured dies by suicide within 2 years from the effective date of any increase in Specified Death Benefit, We will not pay the increased portion of the Death Benefit. We will return an amount equal to the portion of the Monthly Deductions related to the cost of the increase.

SUSPENSION OF PAYMENTS. The Company, to the extent permitted or required under the Federal Investment Act of 1940, may suspend or postpone any transfers or payments to or from the Investment Divisions if any of the following occur:

1. The New York Stock Exchange is closed (other than customary weekend and holiday closings);
2.   Trading on the New York Stock Exchange is restricted; or
3. An emergency exists such that it is not reasonably practical to dispose of securities in the Separate Account or to determine the value of its assets.

The applicable rules and regulations of the Securities and Exchange Commission will govern whether the conditions described in 2. and 3. exist.

The types of payments from the Investment Divisions the Company may suspend or postpone are:

1.   Determination and payment of surrenders;
2.   Determination and payment of any death benefit; and
3.   Granting of loans.


VUL1802NY                                        13

--------------------------------------------------------------------------------
                           GENERAL PROVISIONS (CONT'D)

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TAXABLE STATUS. If this Policy is not a modified endowment contract (MEC), a request for a Policy change that would trigger a change to a MEC status will not be processed unless You specify otherwise in writing. Such changes to the Policy could include, but are not limited to, certain changes to the Specified Death Benefit, a change in risk classification, surrenders, or any other change specified in the Internal Revenue Code (as amended).

TAX CONSEQUENCES. THERE MAY BE TAX CONSEQUENCES ASSOCIATED WITH THIS POLICY. AS WITH ALL TAX MATTERS, A PERSONAL TAX ADVISOR SHOULD BE CONSULTED.

TERMINATION. All coverage under this Policy will end on the date any one of the following events occurs:
1.   You request in writing that coverage end;
2.   the Insured dies; or
3.   the grace period ends without payment of adequate Premium.

WRITTEN NOTICE. Any notice We send to the Owner will be sent to the Owner's last known address unless the Owner requests otherwise in writing. Any written request or notice must be sent to the Service Center, unless We advise You otherwise. You are responsible for promptly notifying the Company of any address change.


VUL1802NY                                        14

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                      OWNERSHIP AND BENEFICIARY PROVISIONS

--------------------------------------------------------------------------------

OWNER. During the lifetime of the Insured, all rights under this Policy belong to the Owner(s). The Owner(s) may exercise these rights subject to the interests of any assignee or irrevocable Beneficiary. If the Policy has Joint Owners, the consent of all Owners is required for Policy changes. Upon the death of a Joint Owner, all rights shall be vested in the surviving Owner(s).

Unless it is otherwise provided in the application for this Policy or in a Rider to this Policy, the Insured will be the Owner.

CHANGE OF OWNERSHIP. The ownership of this Policy may be changed by the Owner(s) at any time during the Insured's lifetime. Any change must be made by Written Request to the Service Center. A change will take effect on the date the request is signed, subject to any actions taken by the Company prior to receipt of written notice from the Owner. We reserve the right to require that this Policy be presented for endorsement of any change.

BENEFICIARY. The Owner may designate the Beneficiary(ies) to receive any amount payable under this Policy on the Insured's death. The original Beneficiary(ies) will be named in the application and recorded in the Policy Data Pages of this Policy. If 2 or more persons are named as Beneficiary(ies), those surviving the Insured will share equally unless otherwise stated.

CHANGE OF BENEFICIARY. During the Insured's lifetime, the Owner may change the Beneficiary(ies) by submitting a Written Request to the Service Center, subject to any irrevocable Beneficiary(ies) designation or any existing assignment. A change will take effect on the date the request is signed subject to any actions taken by the Company prior to receipt of written notice from the Owner.

DEATH OF BENEFICIARY. The interest of any Beneficiary who dies before the Insured will end at the death of the Beneficiary. Unless otherwise provided, the interest of any Beneficiary who dies at the time of or within ten days after the death of the Insured will also end if no Death Benefit Proceeds have been paid to the Beneficiary. If no Primary Beneficiary(ies) survives the Insured, benefits will be paid to any surviving Contingent Beneficiary(ies), if named, in equal shares, unless otherwise stated. If there are no surviving Beneficiaries at the death of the Insured, the Death Benefit Proceeds will be paid to the Owner, or the Owner's estate if the Owner does not survive the Insured.


VUL1802NY                                        15

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                               PREMIUM PROVISIONS

--------------------------------------------------------------------------------

PAYMENT OF PREMIUMS. You must pay the Premium on or before the date the Policy is delivered. Premiums may be made at any time before the Insured's Attained Age
100. Your Premiums are payable in United States currency.

We reserve the right to limit the amount of such Premium payments. Any Premium payment in excess of the limits established by the Company will be refunded to the Owner no later than 60 days after the Policy Anniversary following such payment. The minimum Premium that We will accept is shown in the Policy Data Pages.

The entire Premium as paid will be deemed earned when received by Us. No refund of any portion of the Premium will be made as the result of a death claim.

ALLOCATION OF PREMIUMS. Any Premium designated by You for the Fixed Account will be allocated to that account and will remain there until otherwise instructed by You. Any Premium received prior to the Allocation Date that is designated for the Investment Divisions will first be allocated to the Fixed Account. On the Allocation Date these funds will be allocated to the Investment Divisions specified by You in the application, or Your most recent instructions received by Us. After the Allocation Date, any subsequent Premium will be allocated immediately to the Policy Options according to Your most recent instructions.

The Owner may allocate Premium among the Fixed Account and the Investment Divisions. Such allocation may be made in any percentage from 0% to 100% in whole percentages.

PLANNED PREMIUMS. We will send Premium reminder notices for the amounts and frequency of payments established by the Owner as long as the Policy remains in force. We reserve the right to stop sending such notices if no Premium payment is made within two Policy Years. Changes in the amounts or frequency of such payments will be subject to Our consent.


VUL1802NY                                        16

--------------------------------------------------------------------------------
                             POLICY VALUE PROVISIONS

--------------------------------------------------------------------------------

POLICY VALUE. The Policy Value is equal to the sum of the Separate Account Policy Value, Fixed Account Value, and the Loan Account Value.

MONTHLY DEDUCTION. The Monthly Deduction amount is equal to:
1. the monthly Cost of Insurance Rate per $1,000 of Net Amount at Risk, multiplied by the Net Amount at Risk, divided by $1,000;
2.   plus the Monthly Policy Fee;
3.   plus the Monthly Administrative Charge;
4.   plus the cost of any Optional Additional Death Benefit Coverage;
5.   plus the cost of optional benefits and Riders.

The Owner may specify the Source Account(s) from which Monthly Deductions will be assessed. If no designation is made or the Source Account(s) have insufficient funds, the Monthly Deductions are taken from the Investment Divisions and Fixed Account in proportion to their current value on the Monthly Anniversary.

COST OF INSURANCE RATES. The monthly Cost of Insurance Rates will be determined by Us from time to time, based on changes in mortality, persistency, and expense and/or Federal income tax assumptions. Any changes will be made on a class basis. The Cost of Insurance Rates as of the Policy Date and subsequently for each Specified Death Benefit increase are based on the Insured's age, gender, risk classification, and the duration the coverage has been in force.

FIXED ACCOUNT MINIMUM INTEREST RATE. The Fixed Account Minimum Interest Rate used in calculating the Net Amount at Risk is shown in the Policy Data Pages.

NET AMOUNT AT RISK. The Net Amount at Risk for Death Benefit Option A is the greater of:
1. the Specified Death Benefit discounted one month at the Fixed Account Minimum Interest Rate, minus the Policy Value; or
2. the Minimum Death Benefit discounted one month at the Fixed Account Minimum Interest Rate, minus the Policy Value.

The Net Amount at Risk for Death Benefit Option B is the greater of:
1. The Specified Death Benefit discounted one month at the Fixed Account Minimum Interest Rate; or
2. The Minimum Death Benefit discounted one month at the Fixed Account Minimum Interest Rate, minus the Policy Value.

VUL1802NY                                        17

--------------------------------------------------------------------------------
                        POLICY VALUE PROVISIONS (CONT'D)

--------------------------------------------------------------------------------

The Net Amount at Risk for Death Benefit Option C is the greater of:
1. The Specified Death Benefit discounted one month at the Fixed Account Minimum Interest Rate, plus the greater of the sum of all Premium paid minus all prior Total Partial Surrender Amounts or zero, minus the Policy Value; or
2. The Minimum Death Benefit discounted one month at the Fixed Account Minimum Interest Rate, minus the Policy Value.

Changes made by the Owner, including the payment of additional Premium and increases in the Planned Premiums that result in an increase in the Net Amount at Risk may require evidence of insurability, and/or the Premium may be refunded.

SEPARATE ACCOUNT. The Separate Account is designated in the Policy Data Pages. It consists of assets We have set aside and have kept separate from the rest of Our assets and those of Our other separate accounts. These Policy assets in the Separate Account are not chargeable with liabilities arising out of any other business the Company may conduct. All the income, gains, and losses resulting from these assets are credited to or charged against the variable life insurance policies supported by the Separate Account, and not against any other policies or contracts the Company may issue. The assets of the Separate Account will be available to cover the liabilities of Our General Account only to the extent that the assets of the Separate Account exceed the liabilities of the Separate Account arising under the variable life insurance policies supported by the Separate Account. The Separate Account consists of several Investment Divisions. The assets of the Separate Account shall be valued at least as often as any benefits of this Policy, but in no event will such valuation be less frequent than monthly.

INVESTMENT DIVISIONS. The Policy offers Investment Divisions. The Investment Divisions available at issue are shown on the application and any supplement.

ACCUMULATION UNITS. The Separate Account Policy Value will go up or down depending on the performance of the Investment Division(s). In order to monitor the Separate Account Policy Value, the Company uses a unit of measure called an Accumulation Unit. The value of an Accumulation Unit may go up or down from Business Day to Business Day. Adjustments to the Separate Account Policy Value, such as partial surrenders, Surrender Charges, partial surrender fees, transfers, allocations to the Loan Account, and any Monthly Deductions result in a redemption of Accumulation Units. The number of Accumulation Units redeemed is determined by dividing the amount of the adjustment by the Accumulation Unit Value for that Investment Division at the close of the Business Day. These adjustments do not affect the value of the Accumulation Units.


VUL1802NY                                        18

--------------------------------------------------------------------------------
                        POLICY VALUE PROVISIONS (CONT'D)

--------------------------------------------------------------------------------

When You make an allocation or transfer to the Investment Division(s), the Company credits Your Policy with Accumulation Units. The number of Accumulation Units credited is determined by dividing the amount allocated by the Accumulation Unit Value for that Investment Division at the close of the Business Day.

ACCUMULATION UNIT VALUE. The Company determines the value of an Accumulation Unit for each of the Investment Divisions. This is done by:
1. Determining the total value of assets held in the particular Investment Division;
2.   Subtracting from the amount any Mortality and Expense Charge; and
3.   Dividing this amount by the number of outstanding Accumulation Units.

The value of an Accumulation Unit is calculated before credits or redemptions of Accumulation Units are processed.

FIXED ACCOUNT. You may allocate Premium or make transfers to the Fixed Account while the Policy is in force, subject to the provisions of the Policy.

FIXED ACCOUNT VALUE. The Fixed Account Value is determined in the following manner:
o Net Premium amounts are allocated to the Fixed Account as designated by the Owner pursuant to the terms of the Policy.
o On the Policy Date and each Monthly Anniversary, any applicable Monthly Deductions will be deducted from the Fixed Account Value.
o On each Business Day, amounts are deducted to reflect any Total Partial Surrender Amounts, transfers, and amounts allocated to the Loan Account, when such event occurs.
o    Interest is credited on each Business Day as described below.

INTEREST TO BE CREDITED. The Company will credit interest to the Fixed Account. Such interest will be credited at such rate or rates as the Company prospectively declares from time to time, at the sole discretion of the Company. The rate in effect at the time an allocation is made will be applied to those funds allocated to the Fixed Account until the next Policy Anniversary. The then current rate declared by the Company will be applied to all funds in the Fixed Account until the next Policy Anniversary. The Company guarantees that it will credit interest to the Fixed Account at not less than the Fixed Account Minimum Interest Rate shown in the Policy Data Pages on an annual basis. Subsequent interest rates may be higher or lower than those rates previously set by the Company.


VUL1802NY                                        19

--------------------------------------------------------------------------------
                             POLICY LOAN PROVISIONS

--------------------------------------------------------------------------------

GENERAL. You may receive a loan as long as the Policy is in force and not in the grace period and is properly assigned to Us as security. We need no other collateral. To the extent that the loan is taken from the Fixed Account, We reserve the right to defer granting a loan for the period permitted by law, but not more than 6 months. We will not defer a loan to be used to pay premiums on policies with Us.

If the total Indebtedness equals or exceeds the Policy Value less the Surrender Charge, the Policy may enter the grace period and lapse without value subject to the conditions in the grace period provision.

A LOAN MAY GIVE RISE TO TAXABLE INCOME TO THE OWNER. THE OWNER SHOULD GET COMPETENT TAX ADVICE BEFORE CONSIDERING ANY LOAN.

MAXIMUM AND MINIMUM LOAN AMOUNT AVAILABLE. The maximum and minimum available loan is shown in the Policy Data Pages.

STANDARD LOAN. Any Policy loan taken prior to the tenth Policy Anniversary. After the tenth Policy Anniversary the standard loan will be the portion of the loan in excess of the preferred loan.

PREFERRED LOAN. A preferred loan is available after the tenth Policy Anniversary. The total amount available for a preferred loan is the Policy Value in excess of the total Premiums paid into the Policy. Loan amounts in excess of the amount available for the preferred loan will be treated as a standard loan. On each Policy Anniversary after the tenth anniversary, the total amount that may be classified as a preferred loan is recalculated. The portion of the loan that is less than or equal to this amount is classified as a preferred loan.

INDEBTEDNESS. Indebtedness is equal to the loan, plus unpaid loan interest since the last Policy Anniversary. Any Indebtedness at time of settlement will reduce the proceeds. Indebtedness may be repaid in whole or in part at any time.

LOAN ACCOUNT. All amounts held as security for any loan will be transferred to an account known as the Loan Account.

Unless otherwise specified by the Owner, the loan will be processed from each Investment Division and the Fixed Account proportionately based on their current value.

On each Policy Anniversary, if the amount of any Indebtedness exceeds the Loan Account Value, the excess shall be transferred to the Loan Account from the Investment Division(s) and Fixed Account proportionately based on their current value. On each Policy Anniversary, if the Loan Account Value exceeds any Indebtedness, the excess will be transferred from the Loan Account to the Investment Division(s) and Fixed Account proportionately based on their current value.


VUL1802NY                                        20

--------------------------------------------------------------------------------
                         POLICY LOAN PROVISIONS (CONT'D)

--------------------------------------------------------------------------------

LOAN ACCOUNT VALUE. On each Policy Anniversary, the Loan Account Value is set equal to the Indebtedness. During the Policy Year, the Loan Account Value is equal to the Loan Account Value on the prior Policy Anniversary, plus any new loans, less any loan repayments since the prior Policy Anniversary, plus any credited interest.

LOAN INTEREST. Loans on the Policy will accrue interest at the rate(s) shown in the Policy Data Pages. Unpaid interest shall be added to the loan principal on the Policy Anniversary and will accrue interest on the same terms.

The Loan Account Value will be credited interest at the rate specified in the Policy Data Pages.

LOAN REPAYMENT. All or part of any Indebtedness may be repaid at any time while this Policy is in force.

Any payment received by Us which is intended as a loan repayment, rather than an additional Premium payment, must be identified as such. If money received is in excess of the Indebtedness, the excess will be applied as payment of Premium on the Policy.

Loan repayments are applied first to standard loans.

Loan repayments up to an amount equal to the Loan Account Value will be transferred from the Loan Account to the Fixed Account and Investment Division(s) proportionately based on Your most recent Premium allocation instructions on file with the Company, unless otherwise instructed by the Owner. The minimum loan repayment is shown in the Policy Data Pages.

The Company reserves the right to require loan repayments be credited to the Fixed Account to the extent that it was the source of the loan being repaid.

Failure to repay any loan or loan interest will not terminate this Policy unless the total Indebtedness equals or exceeds the Policy Value less the Surrender Charge.

After expiration of the grace period, a loan may not be repaid even if the Policy is fully reinstated.


VUL1802NY                                        21

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                  SURRENDER PROVISIONS (WITHDRAWAL PROVISIONS)

--------------------------------------------------------------------------------

FULL SURRENDER. Upon written request, You can surrender this Policy for its Cash Surrender Value. Upon surrender, all insurance in force under this Policy and any additional benefits provided by Riders will terminate. Surrender may occur at any time during the lifetime of the Insured. We reserve the right to defer the payment of that portion of the Cash Surrender Value from the Fixed Account for the period permitted by law, but not more than 6 months.

PARTIAL SURRENDER. Upon Written Request, You can take a partial surrender of this Policy after it has been in force for one year. The minimum amount of each partial surrender is shown in the Policy Data Pages. A partial surrender will not be allowed if it reduces the Cash Surrender Value to an amount less than or equal to the amount needed for the next three Monthly Deductions or if it will reduce the Specified Death Benefit below the Minimum Specified Death Benefit. We reserve the right to limit the number of partial surrenders in any Policy Year. A partial surrender cannot increase the Net Amount at Risk.

The Total Partial Surrender Amount is equal to the amount payable to the Owner plus the Partial Surrender Fee plus any applicable Surrender Charge.

The Policy Value will be reduced by the Total Partial Surrender Amount.

The surrender will be processed from each Investment Division and the Fixed Account in proportion to their current value, unless otherwise specified by the Owner. We reserve the right to limit the amount surrendered from the Fixed Account.

We reserve the right to defer the payment of that portion of a partial surrender from the Fixed Account for the period permitted by law, but not more than 6 months.

PARTIAL SURRENDERS UNDER DEATH BENEFIT OPTION A - A partial surrender will reduce the Specified Death Benefit as follows:
o If the Base Death Benefit is greater than the Minimum Death Benefit, the Specified Death Benefit will be reduced by the Total Partial Surrender Amount.
o If the Base Death Benefit is equal to the Minimum Death Benefit, the Specified Death Benefit will be reduced by the amount by which the Total Partial Surrender Amount exceeds the difference between the Minimum Death Benefit and the Specified Death Benefit.

PARTIAL SURRENDERS UNDER DEATH BENEFIT OPTION B - A partial surrender does not reduce the Specified Death Benefit. However, because the Policy Value is reduced, the Base Death Benefit is reduced by at least the Total Partial Surrender Amount.


VUL1802NY                                        22

--------------------------------------------------------------------------------
              SURRENDER PROVISIONS (WITHDRAWAL PROVISIONS) (CONT'D)

--------------------------------------------------------------------------------

PARTIAL SURRENDERS UNDER DEATH BENEFIT OPTION C - If the Total Partial Surrender Amount is less than the sum of Premium paid minus all prior Total Partial Surrender Amounts, then the Specified Death Benefit will not be reduced. However, because the sum of the Total Partial Surrender Amounts has increased, the Base Death Benefit is reduced.

If the Total Partial Surrender Amount is greater than the total Premium paid minus the sum of all prior Total Partial Surrenders Amounts, then the Specified Death Benefit will be reduced by the amount that the Total Partial Surrender Amount exceeds the greater of the sum of all Premium paid minus all prior Total Partial Surrenders Amounts, the Minimum Death Benefit less the Specified Death Benefit, or zero.

A FULL OR PARTIAL SURRENDER MAY HAVE TAX CONSEQUENCES TO THE OWNER. IT IS RECOMMENDED THAT THE OWNER GET COMPETENT TAX ADVICE BEFORE CONSIDERING ANY SURRENDER.

VUL1802NY                                        23

--------------------------------------------------------------------------------
                               TRANSFER PROVISIONS

--------------------------------------------------------------------------------

GENERAL. A transfer is subject to the following:

1. The maximum number of transfers that may be made in any Policy Year that are not subject to a Transfer Charge is shown in the Policy Data Pages.
2. A Transfer Charge is deducted from the transferred amount prior to the allocation to the new Policy Option if a transfer exceeds the maximum number of free transfers, as stated in the Policy Data Pages.
3.   You may not make a transfer until after the Allocation Date.
4. The maximum amount that may be transferred from the Fixed Account is shown in the Policy Data Pages. 5. A transfer will be effective as of the end of the Business Day when We receive a transfer request acceptable to Us which contains all required information.
6.   We are not liable for a transfer made in accordance with Your instructions.
7. We reserve the right to restrict the number of transfers per Policy Year and to restrict transfers from being made on consecutive Business Days.
8. Your right to make transfers is subject to modification if We determine, in Our sole opinion, that the exercise by one or more Owners is, or would be, to the disadvantage of other Owners. Restrictions may be applied in any manner reasonably designed to prevent any use of the transfer right which is considered by Us to be to the disadvantage of the other Owners. A modification could be applied to transfers to or from one or more of the Investment Divisions and could include, but may not be limited to:
     a.   The requirement of a minimum time period between each transfer;
     b. Not accepting transfer requests of any person acting under a power of attorney on behalf of more than one Owner; or
     c. Limiting the dollar amount that may be transferred by an Owner at any one time.
9. During times of drastic economic or market conditions, We may suspend Your transfer rights temporarily without notice. We will, however, make every attempt to process Your request in a timely fashion.

FROM INVESTMENT DIVISION TO INVESTMENT DIVISION. You may transfer all or a portion of Your value in one Investment Division to another Investment Division at any time, subject to the terms of the Policy.

FROM INVESTMENT DIVISION TO THE FIXED ACCOUNT. If allowed by the Company, in its sole discretion, You may transfer all or a portion of Your Policy Value in any Investment Division to a Fixed Account Option, subject to the provisions of this Policy. The Company, in its sole discretion, may restrict or prohibit this type of transfer from time to time on a nondiscriminatory basis.

VUL1802NY                                        24

--------------------------------------------------------------------------------
                          TRANSFER PROVISIONS (CONT'D)

--------------------------------------------------------------------------------

FROM THE FIXED ACCOUNT TO AN INVESTMENT DIVISION. Unless otherwise allowed by the Company, You may make one transfer from the Fixed Account to any Investment Division(s) during any Policy Year (except in the case of transfers due to a systematic investment program provided by the Company). Except in the case of a systematic investment program provided by the Company, this transfer from the Fixed Account is limited to the maximum Fixed Account transfer amount described in the Policy Data Pages.

SYSTEMATIC INVESTMENT PROGRAMS. The Company may provide systematic investment programs that allow You to transfer funds among the Investment Divisions and the Fixed Account. These programs may include dollar cost averaging and rebalancing. You may contact the Company's Service Center for further information, and the Company will furnish all necessary forms to request these programs. The Company makes no guarantee that these programs will result in a profit or protect against loss in a declining market.

Dollar cost averaging provides a regular, level investment to the Target Accounts over time. In order to participate in a dollar cost averaging program, there must be a minimum amount in the Source Account, as specified in the Policy Data Pages. The Company may waive this requirement at its discretion. Intervals between transfers may be monthly, quarterly, semi-annually, or annually. The minimum amount of any transfer for dollar cost averaging is specified in the Policy Data Pages.


VUL1802NY                                        25

--------------------------------------------------------------------------------
                            DEATH BENEFIT PROVISIONS

--------------------------------------------------------------------------------

GENERAL. Upon the receipt of Due Proof of Death of the Insured, We will pay the Death Benefit Proceeds to the Beneficiary, subject to the provisions of this Policy as long as this Policy is in force.

MINIMUM DEATH BENEFIT. The Minimum Death Benefit is determined each Monthly Anniversary by multiplying the Policy Value by the appropriate percentage as stated in the Table of Minimum Death Benefit Percentages in the Policy Data Pages.

BASE DEATH BENEFIT. The Base Death Benefit is determined by the Death Benefit Option in effect at the time of the Insured's death.
DEATH BENEFIT OPTION A - The Base Death Benefit equals the greater of 1) the Specified Death Benefit and 2) the Minimum Death Benefit.
DEATH BENEFIT OPTION B - The Base Death Benefit equals the greater of 1) the Specified Death Benefit plus the Policy Value and 2) the Minimum Death Benefit. DEATH BENEFIT OPTION C - The Base Death Benefit equals the greater of 1) the Specified Death Benefit plus the greater of the sum of all Premiums paid minus all prior Total Partial Surrender Amounts or zero, and 2) the Minimum Death Benefit.

DEATH BENEFIT PROCEEDS. The Death Benefit Proceeds are calculated on the date of receipt of Due Proof of Death and are equal to:
1. the Base Death Benefit;
2. plus any Optional Additional Death Benefit Coverage;
3. plus any Rider benefits payable as a result of the Insured's death;
4. less any Indebtedness;
5. less any overdue Monthly Deductions if the Insured dies during the grace period.

We will continue to charge Monthly Deductions between the initial notification and the receipt of Due Proof of Death.

If the Insured dies during a contestable period, We will complete Our review and determination of the validity of the Policy under New York law before any Death Benefit Proceeds are paid.

The Beneficiary(ies) bear the investment risk of the Investment Division between the time of the Insured's death and the date We receive Due Proof of Death.

We will add required interest from the date of death to the date of payment to the resulting amount. We will compute the interest at a rate We determine, but not less than the rate required by New York law.


VUL1802NY                                        26

--------------------------------------------------------------------------------
                        DEATH BENEFIT PROVISIONS (CONT'D)

--------------------------------------------------------------------------------

PROTECTION OF BENEFITS. No Beneficiary may commute, encumber, alienate or assign any payment under this Policy before it is due. To the extent permitted by New York law, no payment will be subject to the debts, contracts, or engagements of any Beneficiary. In addition, to the extent permitted by law, no payment will be subject to any judicial process to levy You or to attach the same for payment thereof.

PAYMENT OF BENEFITS. Any amount payable to a Beneficiary at the death of the Insured under this Policy will be paid in a single lump-sum payment.

CHANGES IN SPECIFIED DEATH BENEFIT. Upon request in writing and subject to Our approval, the Specified Death Benefit may be increased or decreased. No more than one change will be permitted within any given Policy Year. We reserve the right to limit or refuse changes in the Specified Death Benefit. The amount of any change must be at least $10,000. Any changes to the Specified Death Benefit will be effective on the Monthly Anniversary following the date of approval of such change, assuming at least one Business Day remains before the Monthly Anniversary. If less than one Business Day remains before the Monthly Anniversary, the change will be effective on the second following Monthly Anniversary. We will send You a new Policy Data Page which reflects the new Specified Death Benefit and, for increases to Specified Death Benefit, the new Surrender Charges by duration.

INCREASE IN THE SPECIFIED DEATH BENEFIT. Increases in the Specified Death Benefit are subject to evidence of insurability satisfactory to Us. Approved increases will be subject to additional Surrender Charges (based on the amount of the increase and the Insured's Attained Age and risk classification). An increase is also subject to the sufficiency of the Cash Surrender Value to cover Monthly Deductions through the end of the Policy Year in which the increase occurred.

DECREASE IN THE SPECIFIED DEATH BENEFIT. A decrease in the Specified Death Benefit, whether by request or due to a partial surrender, will apply first against the most recent increase, against the next most recent increases successively, and finally against the Initial Specified Death Benefit. Any decrease must be such that the Specified Death Benefit will not be less than the Minimum Specified Death Benefit shown in the Policy Data Pages. There will be no reduction in Surrender Charges.

CHANGES IN DEATH BENEFIT OPTION. Upon request in writing and subject to Our approval, the Death Benefit Option may be changed. We reserve the right to limit or refuse changes to the Death Benefit Option. Any changes to the Death Benefit Option will be effective on the Monthly Anniversary following the date of approval of such change, assuming at least one Business Day remains before the Monthly Anniversary. If less than one Business Day remains before the Monthly Anniversary, the change will be effective on the second following Monthly Anniversary.

We will not approve a change in Death Benefit Option if it reduces the Specified Death Benefit below the Minimum Specified Death Benefit shown in the Policy Data Pages.


VUL1802NY                                        27

--------------------------------------------------------------------------------
                        DEATH BENEFIT PROVISIONS (CONT'D)

--------------------------------------------------------------------------------

If You request to change from Death Benefit Option A to Death Benefit Option B, the Specified Death Benefit following the change will be equal to the Specified Death Benefit before the change minus the Policy Value as of the effective date of the change. This change may require evidence of insurability.

If You request to change from Death Benefit Option B to Death Benefit Option A, the Specified Death Benefit following the change will be equal to the Specified Death Benefit before the change plus the Policy Value as of the effective date of the change.

If You request to change from Death Benefit Option C to Death Benefit Option A, the Specified Death Benefit following the change will be equal to the Specified Death Benefit before the change plus the greater of the sum of all Premium paid minus all prior Total Partial Surrender Amounts, or zero as of the effective date of the change.



VUL1802NY                                        28

--------------------------------------------------------------------------------
                   OPTIONAL ADDITIONAL DEATH BENEFIT COVERAGE

--------------------------------------------------------------------------------

By electing this coverage, You have chosen to increase your total life insurance coverage. Upon Written Request, You may terminate this Optional Additional Death Benefit Coverage at any time.

Upon Written Request, and subject to evidence of insurability satisfactory to Us, this coverage may be added after the Issue Date and will be effective on the Monthly Anniversary following approval. We will send You a Schedule of Target Death Benefits upon approval.

ADDITIONAL COVERAGE AMOUNT. The Additional Coverage Amount is the difference between the Total Death Benefit and the Base Death Benefit.

Even when the Additional Coverage Amount is reduced to zero, the Optional Additional Death Benefit Coverage remains in effect until receipt of request from the Owner to terminate this coverage or the Insured's Attained Age 100.

OPTIONAL ADDITIONAL DEATH BENEFIT COVERAGE CHARGES. The charge for the Optional Additional Death Benefit Coverage will be deducted monthly as part of the Monthly Deduction. The monthly charge is equal to the sum of the following:
a. The Additional Coverage Amount multiplied by the monthly cost of insurance rate per $1000 divided by 1000. The monthly cost of insurance rates will be determined by Us from time to time based on future expectations of investment earnings, mortality, persistency and expenses. Monthly cost of insurance rates for the Optional Additional Death Benefit Coverage will be greater than or equal to the Cost of Insurance Rates determined for Specified Death Benefit coverage but will not exceed the maximum cost of insurance rates shown in the Table of Guaranteed Maximum Monthly Cost of Insurance Rates per $1000 of Net Amount of Risk. Any change in the cost of insurance rates will be done on a uniform basis by class.
b. A monthly administrative charge of $0.07 for the first 10 years following the effective date of the Optional Additional Death Benefit Coverage and $0.01 thereafter, multiplied by the difference in the Target Death Benefit and the Specified Death Benefit divided by 1000.

TARGET DEATH BENEFIT. The death benefit(s) specified in the Schedule of Target Death Benefits less any reductions due to partial surrenders and increased or decreased due to Owner initiated changes in Specified Death Benefit or Death Benefit Option.

TOTAL DEATH BENEFIT. The Total Death Benefit is determined by the Target Death Benefit and Death Benefit Option in effect at the time of the Insured's death:

DEATH BENEFIT OPTION A - The Total Death Benefit equals the greater of 1) the Target Death Benefit and 2) the Minimum Death Benefit.
DEATH BENEFIT OPTION B - The Total Death Benefit equals the greater of 1) the Target Death Benefit plus the Policy Value and 2) the Minimum Death Benefit. DEATH BENEFIT OPTION C - The Total Death Benefit equals the greater of 1) the Target Death Benefit plus the greater of a) the sum of all Premiums minus all prior Total Partial Surrender Amounts or b) zero, and 2) the Minimum Death Benefit.

ADJUSTMENTS DUE TO PARTIAL SURRENDERS. A partial surrender may reduce the Target Death Benefit as described below. We will send You a new Schedule of Target Death Benefits reflecting the change.


VUL1802NY                                        29

--------------------------------------------------------------------------------
               OPTIONAL ADDITIONAL DEATH BENEFIT COVERAGE (CONT'D)

--------------------------------------------------------------------------------

PARTIAL SURRENDERS UNDER DEATH BENEFIT OPTION A:

o If the Total Death Benefit is greater than the Minimum Death Benefit, the Target Death Benefit will be reduced by the Total Partial Surrender Amount.
o If the Total Death Benefit is equal to the Minimum Death Benefit, the Target Death Benefit will be reduced by the amount by which the Total Partial Surrender Amount exceeds the difference between the Minimum Death Benefit and the Target Death Benefit.

PARTIAL SURRENDERS UNDER DEATH BENEFIT OPTION B:
A partial surrender does not reduce the Target Death Benefit. However, because the Policy Value is reduced, the Total Death Benefit is reduced by at least the Total Partial Surrender Amount.

PARTIAL SURRENDERS UNDER DEATH BENEFIT OPTION C:
o If the Total Partial Surrender Amount is less than the total Premium minus the sum of all prior Total Partial Surrender Amounts, then the Target Death Benefit will not be reduced. However, because the sum of the Total Partial Surrender Amounts has increased, the Total Death Benefit is reduced.
o If the Total Partial Surrender Amount is greater than the total Premium minus the sum of all prior Total Partial Surrenders Amounts, then the Target Death Benefit will be reduced by the amount that the Total Partial Surrender Amount exceeds the greater of 1) the total Premium minus the sum of all prior Total Partial Surrenders Amounts, 2) the Minimum Death Benefit less the Target Death Benefit, or 3) zero.

INCREASES IN THE SPECIFIED DEATH BENEFIT OF THE POLICY. Unless otherwise specified by the Owner, any request for an increase in the Specified Death Benefit will also apply to the Target Death Benefit. We will send You a new Schedule of Target Death Benefits reflecting the change.

DECREASES IN THE SPECIFIED DEATH BENEFIT OF THE POLICY. A requested decrease in the Specified Death Benefit will apply first against the Target Death Benefit until it is equal to the Specified Death Benefit. Remaining decreases will be applied as described in the Death Benefit Provision. We will send You a new Schedule of Target Death Benefits reflecting the change.

CHANGES IN TARGET DEATH BENEFIT. The Target Death Benefit will change each Policy Anniversary in accordance with the Schedule of Target Death Benefits. A refusal to accept an approved scheduled increase in the Target Death Benefit will void any future scheduled increases, subject to new underwriting. A refusal to accept an approved scheduled decrease in the Target Death Benefit will only be allowed subject to evidence of insurability satisfactory to Us, and if approved will void any future scheduled increases, subject to new underwriting.

Upon Written Request, and subject to Our approval, You may change the Schedule of Target Death Benefits prospectively. We reserve the right to limit or refuse changes in the Schedule of Target Death Benefits. Any changes will be effective on the Monthly Anniversary following Our approval. We will send You a new Schedule of Target Death Benefits reflecting the change. Prior to the approval of the proposed change, any increases in the current Target Death Benefit or reflected in the proposed Schedule of Target Death Benefits are subject to evidence of insurability satisfactory to Us.


VUL1802NY                                        30

--------------------------------------------------------------------------------
               OPTIONAL ADDITIONAL DEATH BENEFIT COVERAGE (CONT'D)

--------------------------------------------------------------------------------

CHANGES IN DEATH BENEFIT OPTION. The Target Death Benefit may be increased or decreased upon change in the Death Benefit Option, as described below. We will send You a new Schedule of Target Death Benefits reflecting the change.
o If You request a change from DEATH BENEFIT OPTION A TO DEATH BENEFIT OPTION B, the Target Death Benefit following the change will be equal to the Target Death Benefit before the change minus the Policy Value as of the effective date of the change.
o If You request a change from DEATH BENEFIT OPTION B TO DEATH BENEFIT OPTION A, the Target Death Benefit following the change will be equal to the Target Death Benefit before the change plus the Policy Value as of the effective date of the change.
o If You request a change from DEATH BENEFIT OPTION C TO DEATH BENEFIT OPTION A, the Target Death Benefit following the change will be equal to the Target Death Benefit before the change plus the greater of 1) the sum of the Premiums minus all prior Total Partial Surrender Amounts as of the effective date of the change or 2) zero.

CONVERSION TO AGE 100. If this Policy is still in force at the Insured's Attained Age 100, the Specified Death Benefit will be set equal to the Target Death Benefit and the Optional Additional Death Benefit Coverage will terminate.



VUL1802NY                                         31